NL Industries, Inc. Three Lincoln Centre 5430 LBJ Freeway, Suite 1700 Dallas, TX 75240-2697	Contact: Gregory M. Swalwell Executive Vice President and Chief Financial Officer (972) 233-1700
News Release

FOR IMMEDIATE RELEASE
NL REPORTS THIRD QUARTER 2016 RESULTS

DALLAS, TEXAS – November 7, 2016 - NL Industries, Inc. (NYSE: NL) today reported net income attributable to NL stockholders of $7.4 million, or $.15 per share, in the third quarter of 2016 compared to $.9 million, or $.02 per share, in the third quarter of 2015.  For the first nine months of 2016, NL reported a net income attributable to NL stockholders of $5.7 million, or $.12 per share, compared to a net loss attributable to NL stockholders of $18.3 million, or $.38 per share in the first nine months of 2015.

Net sales increased $1.9 million to $28.4 million in the third quarter of 2016 as compared to the third quarter of 2015, and income from operations attributable to CompX increased $1.1 million to $4.5 million, due to higher Security Product sales to existing government customers coupled with manufacturing efficiencies and fixed cost leverage resulting from increased manufacturing volume. Net sales decreased $.7 million in the year-to-date 2016 period compared to the same period of 2015 primarily due to Security Products sales in 2015 for a government security end-user program that, as expected, did not recur in 2016.  During the third quarter of 2016, CompX was awarded a substantial new project with the same customer which began to ship in August 2016.  Income from operations attributable to CompX was comparable for both year-to-date periods.

Kronos' net sales of $356.1 million in the third quarter of 2016 were $19.6 million, or 6%, higher than in the third quarter of 2015.  Net sales of $1,030.6 million in the first nine months of 2016 were $31.2 million, or 3%, lower than in the first nine months of 2015.  Net sales increased in the third quarter as compared to the same period in 2015 due to higher average TiO2 selling prices and higher sales volumes. Net sales decreased in the first nine months of 2016 primarily due to lower average selling prices partially offset by higher sales volumes.  Kronos' average TiO2 selling prices were 2% higher in the third quarter of 2016 as compared to the third quarter of 2015, and were 7% lower in the first nine months of the year as compared to the same prior year period.  Kronos' average selling prices at the end of the third quarter of 2016 were 6% higher than at the end of the second quarter of 2016, and 8% higher than at the end of 2015, with higher prices in all major markets.  TiO2 sales volumes in the third quarter were 6% higher as compared to the third quarter of 2015 due to higher sales in North American and export markets, partially offset by lower sales in Latin America.  TiO2  sales volumes in the first nine months of 2016 were 6% higher than the same period of 2015 due to higher sales in European, North American and export markets in 2016, partially offset by lower sales in Latin America.  Kronos' sales volumes in the third quarter and first nine months of 2016 set an overall new record for a third quarter and first-nine-months period.  Fluctuations in currency exchange rates (primarily the euro) also affected net sales comparisons, decreasing net sales by approximately $2 million in the third quarter and decreasing net sales by approximately $8 million in the first nine months of 2016.  The table at the end of this press release shows how each of these items impacted the overall decrease in sales.

Kronos' income from operations in the third quarter of 2016 was $28.0 million as compared to a loss from operations of $3.2 million in the third quarter of 2015.  For the year-to-date period, Kronos' income from operations was $38.2 million as compared to $18.6 million in the first nine months of 2015.  Kronos' income from operations in the 2015 year-to-date period includes an aggregate workforce reduction charge of $21.5 million (NL's equity interest was $3.6 million, or $.07 per share, net of income tax benefit), most of which was recognized in the second quarter.  Excluding the impact of the 2015 workforce reduction charge, Kronos' income from operations increased in the third quarter of 2016 as compared to the third quarter of 2015 primarily due to the net effects of higher average TiO2 selling prices, lower raw material and other production costs, higher sales volumes and higher production volumes.  Excluding the impact of the 2015 workforce reduction charge, Kronos' income from operations decreased slightly in the year-to-date comparisons primarily due to the net effects of lower average TiO2 selling prices, lower raw material and other production costs (including cost savings resulting from workforce reductions implemented in 2015), higher sales volumes and higher production volumes.  Kronos' TiO2 production volumes were 5% higher in the third quarter, and 1% higher in the first nine months of 2016 as compared to the same periods of 2015.  Kronos operated its production facilities at overall average capacity utilization rates of 97% in the first nine months of 2016 (approximately 97%, 95% and 100% of practical capacity in the first, second and third quarters, respectively) compared to approximately 96% in the first nine months of 2015 (93%, 100% and 95% in the first, second and third quarters of 2015, respectively).  Kronos' production rates in the first quarter of 2015 were impacted by the implementation of certain productivity-enhancing improvement projects at certain facilities, as well as necessary improvements to ensure continued compliance with our permit regulations, which resulted in longer-than-normal maintenance shutdowns in some instances.  Fluctuations in currency exchange rates also affected Kronos' income from operations comparisons, which increased income from operations by approximately $2 million in the third quarter and by approximately $13 million in the year-to-date period.

Kronos' other operating income, net in the first nine months of 2016 includes an aggregate first-half insurance settlement gain of $3.4 million (NL's equity interest was $.5 million, or $.01 per share, net of income tax expense) related to a 2014 business interruption claim.

Kronos' securities transactions, net in the third quarter of 2015 includes an aggregate non-cash charge of $12.0 million (NL's equity interest was $1.5 million, or $.03 per share, net of income tax benefit) for an other-than-temporary impairment on Kronos' investment in a marketable equity security.

Kronos' income tax expense in the first nine months of 2015 includes a non-cash deferred income tax expense of $152.6 million (NL's equity interest was $30.1 million, or $.62 per share, net of income taxes) related to the recognition of a deferred income tax asset valuation allowance related to its German and Belgian operations, most of which was recognized in the second quarter.  Kronos' income tax expense in the first nine months of 2016 includes a $5.6 million (NL's equity interest was $1.1 million, or $.02 per share, net of income taxes) current income tax benefit related to the execution and finalization of an Advance Pricing Agreement between the U.S. and Canada which was recognized in the third quarter, and a non-cash deferred income tax expense of $2.1 million (NL's equity interest was $.4 million, or $.01 per share, net of income taxes) related to the recognition of a deferred income tax asset valuation allowance related to its German and Belgian operation (most of which was recognized in the second quarter).

NL's insurance recoveries reflect in part amounts we received from certain of our former insurance carriers, and relate to the recovery of prior lead pigment and asbestos litigation defense costs incurred by us.  Such insurance recoveries were $3.5 million (or $.05 per share, net of income taxes) in the first nine months of 2015 compared to $.4 million in the first nine months of 2016. Substantially all of the insurance recoveries we recognized in 2015 relate to a first quarter settlement we reached with one of our insurance carriers in which they agreed to reimburse us for a portion of our past lead pigment litigation defense costs.

Corporate expenses increased $2.0 million in the third quarter of 2016 as compared to the third quarter of 2015 primarily due to higher environmental remediation and related costs.  Corporate expenses increased $1.4 million in the first nine months of 2016 compared to 2015 primarily due to higher environmental remediation and related costs, partially offset by lower litigation and related costs.

As previously reported, our income tax benefit in the first nine months of 2015 includes a non-cash income tax benefit of $3.0 million (or $.06 per share) related to a net reduction in our reserve for uncertain tax positions.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information.  Although NL believes that the expectations reflected in such forward-looking statements are reasonable, we cannot give any assurances that these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements.  While it is not possible to identify all factors, we continue to face many risks and uncertainties.  Among the factors that could cause actual future results to differ materially include, but are not limited to:

•	Future supply and demand for our products
•	The extent of the dependence of certain of our businesses on certain market sectors
•	The cyclicality of our businesses (such as Kronos' TiO2 operations)
•	Customer and producer inventory levels
•	Unexpected or earlier-than-expected industry capacity expansion (such as the TiO2 industry)
•
Changes in raw material and other operating costs (such as energy, ore, zinc and brass costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs

•	Changes in the availability of raw material (such as ore)
•
General global economic and political conditions (such as changes in the level of gross domestic product in various regions of the world and the impact of such changes on demand for, among other things, TiO2 and component products)

•	Competitive products and substitute products
•	Price and product competition from low-cost manufacturing sources (such as China)
•	Customer and competitor strategies
•	Potential consolidation of Kronos' competitors
•	Potential consolidation of Kronos' customers
•	The impact of pricing and production decisions
•	Competitive technology positions
•	Potential difficulties in integrating future acquisitions
•	Potential difficulties in upgrading or implementing new accounting and manufacturing software systems
•	The introduction of trade barriers
•	Possible disruption of Kronos' or CompX's business, or increases in our cost of doing business resulting from terrorist activities or global conflicts
•	The impact of current or future government regulations (including employee healthcare benefit related regulations)
•
Fluctuations in currency exchange rates (such as changes in the exchange rate between the U.S. dollar and each of the euro, the Norwegian krone and the Canadian dollar), or possible disruptions to our business resulting from potential instability resulting from uncertainties associated with the euro or other currencies

•	Operating interruptions (including, but not limited to, labor disputes, leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions and cyber attacks)
•	Decisions to sell operating assets other than in the ordinary course of business
•	Kronos' ability to renew or refinance credit facilities
•	Our ability to maintain sufficient liquidity
•	The timing and amounts of insurance recoveries
•	The extent to which our subsidiaries or affiliates were to become unable to pay us dividends
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters
•	Uncertainties associated with CompX's development of new product features
•
Our ability to utilize income tax attributes or changes in income tax rates related to such attributes, the benefits of which may not have been recognized under the more-likely-than-not recognition criteria

•
Environmental matters (such as those requiring compliance with emission and discharge standards for existing and new facilities or new developments regarding environmental remediation at sites related to our former operations)

•
Government laws and regulations and possible changes therein (such as changes in government regulations which might impose various obligations on former manufacturers of lead pigment and lead-based paint, including us, with respect to asserted health concerns associated with the use of such products)

•	The ultimate resolution of pending litigation (such as our lead pigment and environmental matters)
•	Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  We disclaim any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

NL Industries, Inc. is engaged in the component products (security products and performance marine components), chemical (TiO2) and other businesses.

NL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except earnings per share)
(Unaudited)

	Three months		Nine months
	ended September 30,		ended September 30,
	2015	2016	2015	2016

Net sales	$26.5	$28.4	$83.3	$82.6
Cost of sales	18.4	19.0	57.5	56.5

Gross margin	8.1	9.4	25.8	26.1

Selling, general and administrative expense	4.7	4.9	14.4	14.6
Other operating income (expense):
Insurance recoveries	.1	.1	3.5	.4
Other income, net	.1	-	.1	-
Corporate expense	(2.6)	(4.6)	(12.1)	(13.5)

Income (loss) from operations	1.0	-	2.9	(1.6)

Equity in earnings (losses) of Kronos Worldwide, Inc.	(3.6)	6.8	(46.6)	6.1

General corporate item -
Interest and dividend income	.3	.4	.9	1.2

Income (loss) before income taxes	(2.3)	7.2	(42.8)	5.7

Income tax benefit	(3.5)	(.6)	(25.5)	(1.0)

Net income (loss)	1.2	7.8	(17.3)	6.7

Noncontrolling interest in net income of subsidiary	.3	.4	1.0	1.0

Net income (loss) attributable to NL stockholders	$0.9	$7.4	$(18.3)	$5.7

Net income (loss) per share attributable to NL stockholders	$.02	$.15	$(.38)	$.12

Weighted average shares used in the
calculation of net income per share	48.7	48.7	48.7	48.7

NL INDUSTRIES, INC.
COMPONENTS OF INCOME (LOSS) FROM OPERATIONS
(In millions)
 (Unaudited)

	Three months		Nine months
	ended September 30,		ended September 30,
	2015	2016	2015	2016

CompX - component products	$3.4	$4.5	$11.4	$11.5
Insurance recoveries	.1	.1	3.5	.4
Other income, net	.1	-	.1	-
Corporate expense	(2.6)	(4.6)	(12.1)	(13.5)

Income (loss) from operations	$1.0	$-	$2.9	$(1.6)

CHANGE IN KRONOS' TiO2 SALES
(Unaudited)

	Three months	Nine months
	ended September 30,	ended September 30,
	2016 vs. 2015	2016 vs. 2015

Percentage change in sales:
TiO2 product pricing	2%	(7)%
TiO2 sales volume	6	6
TiO2 product mix/other	(1)	(1)
Changes in currency exchange rates	(1)	(1)

Total	6%	(3)%